Date: April 21, 2005

To: Michael P. Piazza
RE: Offer of Employment Letter

Dear Mike,

Congratulations. I would like to offer you the position of Chief Executive Officer for Ignis Petroleum Corporation.

About the package:
-
$120,000 per year gross base salary, paid monthly in arrears. After one year’s service we will re-assess the base salary based on the position of the company. Should we at that point in time have revenues and be on a path to profitability an increase in the base salary would be in order. However, this depends much on the continued viability of the company at that time.

-
No less than 1,000,000 shares of restricted common stock granted per year for the next four years, for a total of not less than 4,000,000 shares of common stock. Timing of stock grants to follow the following schedule:

o	150,000 shares after three months of service
o
350,000 shares at the fully successful 6 month checkpoint (see below). If the checkpoint is not met successfully the grant can be delayed by action of the board until it is met or the 12 month check-point whichever comes first.

o	500,000 shares at the 12 month checkpoint (see below)
o	500,000 shares of restricted common stock every 6 months thereafter granted in arrears.
o	Should termination by either party of this agreement occur prior to any completion of either the 6,12,18,24,30,36,42,48 month timeframes no stock will be granted for that 6-month period.
-
Business-related and travel expenses, including mutually agreed-upon temporary living costs, to be reimbursed on a monthly basis. The home base for the CEO is Dallas. Travel to be booked reasonably, especially airfare.

-	$10,000 relocation expense net of tax due upon start-date and payable within 10 to 30 days after start.
-	CEO will be provided a laptop computer with appropriate software and communications capabilities.
-	Start-date is Monday 9th of May 2005.
-
Holidays can be taken as mutually agreed. There is no specific number of days off since during the start-up phase of a company work will be at times very intense - yet at times quite relaxed. However, a period of 25 days a year, which includes national holidays, will be considered paid holidays. These days are to be agreed with the management team well in advance.

-
Either you or the company can terminate employment at any time. Within the first three months, either you or the company must give each other a one-week notice period. After 3 months of service a month notice period must be given.

The overall package has huge potential upside, however it must be understood that as with any start-up a wind-down of activities may be necessary should we not be able to secure a financially sound company.

About the position:

Naturally the CEO position doesn’t come with a job description; it requires the ability to operate on all levels and capacities, especially with a start-up. In the short run (first 12 months) the CEO’s main task is to develop, market, raise money for the prospects that Ignis already acquired. Otherwise, rather than outline specific tasks let me indicate three checkpoints.

At the 3-month checkpoint
-	The company should have a completed:
o	business plan for investors
o	financial model to determine total developing costs.
o	investor packs for investment presentations
o	a plan to engage 2nd stage investors
o	contacted and be in initial talks with 2nd stage investors
o
be in the process of commissioning and acquiring additional geological surveys of 3rd parties to increase the quality of data and raise the confidence of future investors for the already procured prospects

o	high level growth strategy for the long and short run,
o	any other tasks deemed necessary to grow and build this company
o	established an advisory board of two or three individuals
o	established a good working relationship with the COO.

During this time the CEO will work closely with the COO. Overall task responsibility will lie with the CEO, especially for money raising activities.

At the 6-month checkpoint
-	The company should have:
o
Secured commitments for approximately 50% of the capital to drill and develop the initial wells for both prospects with a view of how to find the remaining 50% within the 9 month period (we have to drill within 12 months and it will take 3 months to prep so the deadline to raise the necessary funds is 6 to 9 months)

o	Secured commitments for a drilling rig ready to drill - this requires a number of steps to complete
o	Identified additional potential opportunities past the initial two prospects to take the company past the initial two prospects

At the 12-month checkpoint
-	The company should be:
o	Drilling for, or producing petroleum from the initial two prospects
o	Have revenues and be on a path to profitability
o	Have procured additional prospects and be pursuing financing for them
o	Starting to build a team and execute on the strategy
o	Have a financially sound company that can grow to become a significant petroleum company

It must be understood that there are any number of activities/goals/deliverables missing from this list, it is only a guide and neither complete or exhaustive. It is a guide to what I expect the CEO to build within the first year of service.

I look forward to working with you. You are an exceptional person and I think we will be able to build an amazing company together.

Agreed and signed on the 21st of April 2005,

s/ Philipp Buschmann
Philipp Buschmann
President, Founder and acting CEO Ignis Petroleum

Agreed and signed on the 21sth of April 2005,

/s/ Michael P. Piazza
Michael P. Piazza